Exhibit 99.1

Level 3 Reports Third Quarter 2010 Results

Third Quarter Financial Highlights

•                  Consolidated revenue increased sequentially to $912 million

•                  Core Network Services revenue grew 1 percent sequentially and 1 percent year-over-year; 2 percent year-over-year growth on a constant currency basis

•                  Strong Communications Gross Margin and Communications Adjusted EBITDA Margin performance

•                  Consolidated Adjusted EBITDA grew to $218 million from $209 million in the prior quarter and $213 million in the year-ago quarter

•                  Capital spending increased as company continues to invest to support sales

BROOMFIELD, Colo., Oct. 28, 2010 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported solid third quarter 2010 results, highlighted by Core Network Services revenue growth, margin expansion and Consolidated Adjusted EBITDA growth. Consolidated revenue was $912 million for the third quarter 2010, compared to Consolidated revenue of $908 million for the second quarter 2010 and $916 million for the third quarter 2009.

The net loss for the third quarter 2010 decreased to $163 million, or $0.10 per share, compared to a net loss of $169 million, or $0.10 per share, for the second quarter 2010. The net loss for the third quarter 2009 was $170 million, or $0.10 per share.

Consolidated Adjusted EBITDA was $218 million in the third quarter 2010, compared to $209 million in the second quarter 2010 and $213 million in the third quarter 2009.

“Our dedication to customer service excellence has improved our customers’ experience and was reflected in our results this quarter, with sequential and year-over-year growth in Core Network Services revenue,” said James Crowe, CEO of Level 3. “At the same time, we continued our disciplined approach to managing costs and improving margins during the quarter. With our investments in the business in 2010, we have good momentum as we look to 2011.”

Financial Results

Metric ($ in millions)	Third Quarter 2010	Second Quarter 2010	Third Quarter 2009
Communications Revenue	$895	$892	$901
Other Revenue	$17	$16	$15
Consolidated Revenue	$912	$908	$916
Consolidated Adjusted EBITDA(1)	$218	$209	$213
Capital Expenditures	$133	$104	$75
Unlevered Cash Flow(1)	$89	$102	$152
Free Cash Flow(1)	$(61)	$(19)	$9
Communications Gross Margin(1)	60.6%	59.9%	59.0%
Communications Adjusted EBITDA Margin(1)	24.1%	23.4%	23.9%

(1)       See schedule of non-GAAP metrics for definitions and reconciliation to GAAP measures.

Communications Business

Revenue

Communications revenue for the third quarter 2010 increased to $895 million from $892 million for the second quarter 2010. Communications revenue for the third quarter 2009 was $901 million.

Communications Revenue ($ in millions)	Third Quarter 2010	Second Quarter 2010	Percent Change	Third Quarter 2009	Percent Change
Wholesale	$343	$342	—	$347	(1)%
Large Enterprise and Federal	$144	$142	1%	$123	17%
Mid-Market	$147	$146	1%	$155	(5)%
Europe	$73	$69	6%	$75	(3)%
Core Network Services	$707	$699	1%	$700	1%
Wholesale Voice Services	$161	$163	(1)%	$159	1%
Other Communications Services	$27	$30	(10)%	$42	(36)%
Communications Revenue	$895	$892	—	$901	(1)%

Core Network Services

Core Network Services revenue was $707 million in the third quarter 2010, an increase of 1 percent from $699 million in the second quarter 2010, and an increase of 1 percent from $700 million in the third quarter 2009. European revenue grew 3 percent sequentially, on a constant currency basis.

“We were pleased with the performance across each of our customer groups this quarter, which contributed to 1 percent sequential growth and 2 percent year-over-year growth in Core Network Services revenue on a constant currency basis,” said Sunit Patel, executive vice president and CFO of Level 3. “Additionally, Communications revenue grew sequentially from $892 million in the second quarter to $895 million in the third quarter 2010.”

Deferred Revenue

The communications deferred revenue balance was $890 million at the end of the third quarter 2010, compared to $865 million at the end of the second quarter 2010 and $880 million at the end of the third quarter 2009.

Cost of Revenue

Communications cost of revenue declined to $353 million in the third quarter 2010 from $358 million in the second quarter 2010. Communications cost of revenue was $369 million in the third quarter 2009. Cost of revenue decreased as a result of an improvement in revenue mix with higher on-net revenue during the quarter, a decline in lower margin enterprise voice and private line services, lower Wholesale Voice Services revenue, and continued network optimization.

Communications gross margin was 60.6 percent for the third quarter 2010, an increase from 59.9 percent in the second quarter 2010. Communications gross margin was 59.0 percent in the third quarter 2009.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, Communications SG&A was $325 million in the third quarter 2010, compared to $324 million in the second quarter 2010 and $316 million in the third quarter 2009.

Communications SG&A expenses, including non-cash compensation expense, was $345 million for the third quarter 2010, compared to $338 million for the second quarter 2010. Communications SG&A expenses were $326 million for the third quarter 2009. Non-cash compensation expense was $20 million, $14 million and $10 million for the third quarter 2010, second quarter 2010 and third quarter 2009, respectively.

“While we did see the expected seasonal increase in utilities expenses, we partially offset that increase with reductions in facilities-based expenses, bad debt expense and property tax expense,” said Patel.

Adjusted EBITDA

Communications Adjusted EBITDA increased to $216 million in the third quarter 2010, compared to $209 million for the second quarter 2010. Third quarter 2009 Communications Adjusted EBITDA was $215 million.

Communications Adjusted EBITDA margin was 24.1 percent for the third quarter 2010, an increase from 23.4 percent for the second quarter 2010 and 23.9 percent in the third quarter 2009.

Communications Adjusted EBITDA excludes non-cash compensation expense and includes restructuring charges. Restructuring charges were $1 million for each period presented.

Consolidated Cash Flow and Liquidity

During the third quarter 2010, Unlevered Cash Flow was $89 million, versus $102 million in the second quarter 2010 and $152 million for the third quarter 2009.

Consolidated Free Cash Flow was negative $61 million for the third quarter 2010, compared to negative $19 million for the second quarter 2010. Consolidated Free Cash Flow was positive $9 million in the third quarter 2009.

“The sequential increase in the use of cash came from an expected $29 million increase in net cash interest expense due to timing of interest payments and a $29 million increase in capital spending to support sales,” said Patel. “Specifically, we increased capacity on our CDN network and deployed a new wavelength platform given strong sales and installations in these areas. We also increased spending to support supply chain improvements and to add more buildings onto our network.”

During the quarter, the company repaid, at maturity, the remaining $38 million aggregate principal amount of its 2.875% Convertible Senior Notes. The company also completed the offering of $175 million aggregate principal amount of its 6.5% Convertible Senior Notes due 2016. In October 2010, in connection with the underwriters’ exercise of the over-allotment option, the company issued an additional $26.25 million aggregate principal amount of these notes.

As of September 30, 2010, the company had cash and cash equivalents of approximately $518 million, or $544 million pro forma for the exercise of the underwriters’ over-allotment option.

Business Outlook

“Given our strong sales, churn and installation results this year, we are comfortable with our previous outlook and expect Core Network Services revenue to grow sequentially in the fourth quarter 2010,” said Patel. “We also expect to see growth in Communications Adjusted EBITDA. Given our typical working capital fluctuations and lower net cash interest expense, combined with CNS revenue growth, we also expect to generate positive Free Cash Flow in the fourth quarter.”

The company continues to expect full year 2010 net cash interest expense of approximately $525 million.

Summary

“Our business is well-positioned to continue to grow revenue based on the investments we have made this year in our network and capabilities, including expansion of our CDN and wavelength platforms, and our Ethernet service portfolio,” said Crowe. “Combined with the ongoing demand for wireless broadband, online video and enterprise Internet applications, we are optimistic about the opportunities in front of us.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s second quarter results at 10 a.m. ET today. To join the call, please dial 800-289-0508 or 913-312-0694, access code 6344426. A live broadcast of the call can also be heard on Level 3’s website at

http://lvlt.client.shareholder.com. During the call, the company will review an earnings presentation that summarizes the financial results of the quarter. This presentation may be accessed at http://lvlt.client.shareholder.com/results.cfm.

An audio replay of the call will be available until 11:59 p.m. ET on Saturday, Nov. 6, 2010, by dialing 888-203-1112 or 719-457-0820, access code 6344426. The archived webcast of the first quarter conference call together with the press release, financial statements, earnings presentation and non-GAAP reconciliations may also be accessed at http://lvlt.client.shareholder.com.

For additional information, please call 720-888-2502.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

© Level 3 Communications, LLC.  All Rights Reserved.  Level 3, Level 3 Communications and the Level 3 Communications Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as the company’s ability to: increase and maintain the volume of traffic on the network; successfully integrate acquisitions; develop effective business support systems; defend intellectual property and proprietary rights; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

###

Contact Information
Media:	Investors:
Monica Martinez	Valerie Finberg
720-888-3991	720-888-2501
Monica.Martinez@Level3.com	Valerie.Finberg@Level3.com

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Communications Revenue is defined as communications revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from transport, infrastructure, data and local and enterprise voice communications services.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the Consolidated Statements of Operations.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metrics ($ in millions)	Q3 2010
	Communications	Other	Consolidated

Net Loss	$(163)	$—	$(163)
Income Tax Expense	1	—	1
Total Other (Income) Expense	144	1	145
Depreciation and Amortization	214	1	215
Non-cash Stock Compensation	20	—	20
Adjusted EBITDA	$216	$2	$218

Revenue	$895

Adjusted EBITDA Margin	24.1%

Adjusted EBITDA Metrics	Q2 2010
($ in millions)	Communications	Other	Consolidated

Net Loss	$(167)	$(2)	$(169)
Income Tax Expense	—	—	—
Total Other (Income) Expense	140	1	141
Depreciation and Amortization	222	1	223
Non-cash Stock Compensation	14	—	14
Adjusted EBITDA	$209	$—	$209

Revenue	$892

Adjusted EBITDA Margin	23.4%

Adjusted EBITDA Metrics	Q3 2009
($ in millions)	Communications	Other	Consolidated

Net Loss	$(166)	$(4)	$(170)
Income Tax Expense	1	1	2
Total Other (Income) Expense	142	—	142
Depreciation and Amortization	228	1	229
Non-cash Stock Compensation	10	—	10
Adjusted EBITDA	$215	$(2)	$213

Revenue	$901

Adjusted EBITDA Margin	23.9%

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through free cash flow.  Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense).  Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as payments on and repurchases of long-term debt, interest income and cash interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow
Three Months Ended September 30, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$72	$72
Capital Expenditures	$(133)	$(133)
Cash Interest Paid	$150	N/A
Interest Income	$ (—)	N/A
Total	$89	$(61)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended June 30, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$85	$85
Capital Expenditures	$(104)	$(104)
Cash Interest Paid	$121	N/A
Interest Income	$ (—)	N/A
Total	$102	$(19)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended September 30, 2009	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$84	$84
Capital Expenditures	$(75)	$(75)
Cash Interest Paid	$143	N/A
Interest Income	$ (—)	N/A
Total	$152	$9

Attachment #1

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions, except per share data)	2010	2010	2009

Revenue:
Communications	$895	$892	$901
Coal Mining	17	16	15
Total Revenue	912	908	916

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue:
Communications	353	358	369
Coal Mining	15	16	18
Total Cost of Revenue	368	374	387

Depreciation and Amortization	215	223	229
Selling, General and Administrative	345	338	325
Restructuring Charges	1	1	1
Total Costs and Expenses	929	936	942

Operating Loss	(17)	(28)	(26)

Other Income (Expense):
Interest expense	(144)	(145)	(147)
Other, net	(1)	4	5
Total Other Income (Expense)	(145)	(141)	(142)

Loss Before Income Taxes	(162)	(169)	(168)

Income Tax Expense	(1)	—	(2)

Net Loss	$(163)	$(169)	$(170)

Basic and Diluted Loss per Share	$(0.10)	$(0.10)	$(0.10)

Shares Used to Compute Basic and Diluted Loss per Share (in thousands):	1,664,372	1,660,009	1,637,727

(c) 2010 by Level 3 Communications, Inc. All rights reserved.

Attachment #2

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	September 30,	June 30,	December 31,
(dollars in millions)	2010	2010	2009

Assets

Current Assets:
Cash and cash equivalents	$518	$442	$836
Restricted cash and securities	2	1	3
Receivables, less allowances for doubtful accounts of $16, $17 and $18, respectively	317	312	323
Other	102	101	97
Total Current Assets	939	856	1,259

Property, Plant and Equipment, net	5,376	5,376	5,687
Restricted Cash and Securities	120	120	122
Goodwill	1,428	1,425	1,429
Other Intangibles, net	396	419	467
Other Assets	101	100	98
Total Assets	$8,360	$8,296	$9,062

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable	$338	$355	$364
Current portion of long-term debt	3	41	705
Accrued payroll and employee benefits	55	45	51
Accrued interest	124	144	140
Current portion of deferred revenue	144	148	162
Other	70	63	97
Total Current Liabilities	734	796	1,519

Long-Term Debt, less current portion	6,408	6,223	5,755
Deferred Revenue, less current portion	746	717	740
Other Liabilities	558	545	557
Total Liabilities	8,446	8,281	8,571

Stockholders’ Equity (Deficit)	(86)	15	491
Total Liabilities and Stockholders’ Equity (Deficit)	$8,360	$8,296	$9,062

(c) 2010 by Level 3 Communications, Inc. All rights reserved.

Attachment #3

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions)	2010	2010	2009

Cash Flows from Operating Activities:
Net loss	$(163)	$(169)	$(170)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	215	223	229
Non-cash compensation expense attributable to stock awards	20	14	10
Loss (Gain) on extinguishment of debt, net	—	5	(2)
Accretion of debt discount and amortization of debt issuance costs	14	14	13
Accrued interest on long-term debt	(20)	10	(9)
Change in fair value of embedded derivative	—	(8)	1
Other, net	2	5	(8)
Changes in working capital items:
Receivables	(2)	(10)	19
Other current assets	—	(5)	15
Payables	(20)	12	15
Deferred revenue	19	(11)	(25)
Other current liabilities	7	5	(4)
Net Cash Provided by Operating Activities	72	85	84

Cash Flows from Investing Activities:
Capital expenditures	(133)	(104)	(75)
Proceeds from sale of property, plant and equipment	1	—	—
Decrease in restricted cash and securities, net	—	4	—
Net Cash Used in Investing Activities	(132)	(100)	(75)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	170	—	(3)
Payments on and repurchases of long-term debt	(39)	(176)	(107)
Net Cash Provided by (Used in) Financing Activities	131	(176)	(110)

Effect of Exchange Rates on Cash and Cash Equivalents	5	(6)	3

Net Change in Cash and Cash Equivalents	76	(197)	(98)

Cash and Cash Equivalents at Beginning of Period	442	639	630

Cash and Cash Equivalents at End of Period	$518	$442	$532

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$150	$121	$143
Income taxes paid	$—	$1	$—

(c) 2010 by Level 3 Communications, Inc. All rights reserved.